Exhibit 10.1

PROMISSORY NOTE

US $75,000.00 DECEMBER 14, 2023

FOR VALUE RECEIVED, Safe & Green Holdings Corp., a Delaware corporation (the “Maker”), promises to pay to Paul Galvin, an individual (the “Holder”) or to his order, in lawful money of the United States of America, in cash or immediately available funds acceptable to the Holder thereof, principal in the amount of SEVENTY-FIVE THOUSAND DOLLARS AND 00/100 ($75,000.00) (the “Principal”), in accordance with the terms, conditions and provisions hereinafter set forth in this promissory note (the “Note”). Each of Maker and Holder may hereinafter be individually designated as a "Party” and may be collectively designated as the "Parties".

Article 1
PAYMENT TERMS

1.1	Interest

The Note shall not accrue interest, meaning, the Note shall be interest free.

1.2	Payments

The Maker shall not be required to make any ongoing payments under the Note. The Note shall be due and payable pursuant to Section 1.3.

1.3	Maturity Date

The entire unpaid Principal balance, and all unpaid late fees and interest thereof, shall be due and payable by December 14, 2024 (the “Maturity Date”).

1.4	Prepayment

The Maker may prepay all or any portion of the Principal amount of this Note without penalty.

1.5	Offsets / Deductions

All payments under the Note shall be made by Maker without any offset, decrease, reduction, or deduction of any kind or nature whatsoever (unless otherwise required by law or court order issued by a court of competent jurisdiction), including, but not limited to, any decrease, reduction, or deduction for, or on account of, any offset, withholdings, present or future taxes, present or future reserves, imposts or duties of any kind or nature that are imposed or levied by or on behalf of any government and/or taxing agency, body or authority by or for any municipality, state, or nation.

1.6	Events of Default

The occurrence of any of the following events shall constitute an event of default (“Event of Default”) under this Note:

(a)	Failure to Make Required Payments. Failure by the Maker to pay any part of the Principal or interest amount due pursuant to the Note within five (5) business days of the date due.

(b)	Bankruptcy. Maker’s assignment for the benefit of creditors, admitting in writing its inability to pay its debts as they become due, the filing of a voluntary petition for bankruptcy, Maker’s filing any petition or answer seeking for itself any reorganization, readjustment, dissolution or similar relief under any present or future statute, law, or regulation, or Maker’s filing of any answer admitting the material allegations of a petition filed against the Maker in any such proceeding.

1.7	Remedies

Upon the occurrence of any Event of Default under Section 1.6, Holder may, upon written notice to Maker:

(a)	declare the entire unpaid Principal and any accrued and unpaid interest on the Note immediately due and payable in full, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Maker; and/or

(b)	immediately and without expiration of any further grace period, enforce payment of all amounts due and owing under the Note; and/or

(c)	exercise all other remedies granted to it at law, in equity or otherwise.

1.8	Unconditional Liability

Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Holder.

1.9	Choice of Law

This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the state of New York applicable therein, and the parties hereby submit to the exclusive jurisdiction of the state courts of New York.

1.10        Dispute Resolution

If a dispute arises out of or relates to this Note, or the alleged breach thereof, and if the dispute is not settled through negotiation, the Parties agree to try in good faith to settle the dispute by mediation within thirty (30) business days administered under the New York Mediation Rules, with a mediator mutually agreed upon by the Parties. If the Parties are unable to resolve such dispute through mediation, they may pursue any and all legal remedies in any court of competent jurisdiction.

1.11	Communications

All notices, consents and other communications given under this Note shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by a recognized overnight courier to; (b) five days after being deposited in any United States post office enclosed in a postage prepaid registered or certified mail envelope addressed to; or (c) when successfully transmitted by email (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the Party for whom intended, at the email address or for such Party set forth below, or to such other address as may be furnished by such Party by notice in the manner provided herein; provided, however, that any notice of change of address or shall be effective only on receipt.

If to the Maker:

Safe & Green Holdings Corp.

990 Biscayne Blvd.

Miami, FL 33132

Tricia@safeandgreenholdings.com

If to the Holder:

Paul Galvin

XXXXX

XXXXX

pgalvin@safeandgreenholdings.com

1.12	Severability

In the event that any provision of this Note is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Note shall not be affected by such judgment, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

1.13	Assigns

No assignment or transfer of this Note or any rights or obligations hereunder may be made by any Party hereto (by operation of law or otherwise) without the prior written consent of the other Party hereto; provided, however, that upon the sale of all or substantially all of the assets and business of the Company to another Party, or upon the merger or consolidation of the Company with another corporation, and subject to the other provisions hereof, this Note shall inure to the benefit of, and be binding upon, both the Company and the Party purchasing such assets, business and goodwill, or surviving such merger or consolidation.

1.14	Construction; Counterparts

The headings contained in this Note are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. References to Sections are to the sections of this Note. This Note may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. The use of masculine or feminine pronouns, may imply any gender.

1.15	Survival

The provisions of this Note that, by express terms of this Note, will not be fully performed during the Term of this Note, shall survive the termination of this Note to the extent applicable.

IN WITNESS WHEREOF, the Parties hereto have executed this Note as of the Effective Date.

MAKER: Safe & Green Holdings Corp., A Delaware corporation	HOLDER: Paul Galvin, An individual
By:	By:

Name:	Date:

Title:

Date: